Filed Pursuant to Rule 424(b)(3)

Registration No. 333-138244

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 7, 2006)

MathStar, Inc.

Shares of Common Stock

This Prospectus Supplement No. 1 supplements and amends the prospectus dated November 7, 2006 (the “Original Prospectus”) of MathStar, Inc. relating to the resale by the selling stockholders of 4,509,488 shares of our common stock, including shares that may be purchased upon the exercise of warrants.  We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.  We will, however, receive the net proceeds of any warrants exercised for cash.  This prospectus supplement should be read in conjunction with the Original Prospectus, and this prospectus supplement is qualified by reference to the Original Prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information in the Original Prospectus.  This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the Original Prospectus, including any amendments or supplements thereto.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK.  SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THE ORIGINAL PROSPECTUS AND IN ANY FILINGS WE HAVE MADE WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT WE HAVE INCORPORATED BY REFERENCE THEREIN, INCLUDING OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Selling Stockholders

The information appearing in the table below, which is based on information provided by or on behalf of the named selling stockholders, supplements and amends the selling stockholder table in the Original Prospectus.  Fort Mason Master LP and Fort Mason Partners LP are new selling stockholders to which the warrants owned by Nite Capital LP were transferred.  The total number of shares owned by Nite Capital LP has been correspondingly reduced.  All other entries in the selling stockholders table, including the totals, remain the same.

	Shares Beneficially Owned Before Offering(#)					Shares Beneficially Owned After Offering
Name of Beneficial Owner	Outstanding Shares(#)	Shares Subject to Warrants(#)	Total Shares(#)	Percent	Shares to be Sold(#)	Number	Percent
Nite Capital LP(25)	62,500	—	62,500	*	62,500	—	—
Fort Mason Master, L.P.(26)	—	23,478	23,478	*	23,478	—	—
Fort Mason Partners, L.P.(26)	—	1,522	1,522	*	1,522	—	—

*  Less than one percent (1%).

(25)                            Keith Goodman, as listed manager of the general partner of Nite Capital LP, has sole voting and sole investment power over the securities owned by Nite Capital, LP.

(26)                            Fort Mason Capital, LLC serves as a general partner of each of Fort Mason Master, L.P. and Fort Mason Partners, L.P. and, in such capacity, exercises sole voting and investment authority with respect to such shares.  Mr. Daniel German serves as the sole managing member of Fort Mason Capital, LLC.  Fort Mason Capital, LLC and Mr. German each disclaims beneficial ownership of such shares, except to the extent of its or his pecuniary interest therein, if any.

The date of this prospectus supplement is November 9, 2007.